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                                                                EXHIBIT 1
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005







                                                  March 11, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: Southwestern Electric Power Company, et al.
                      Amendment No. 2 to the Form U-1 Application-
                      Declaration in File No. 70-5741

Dear Sirs:

                  We refer to Amendment No. 2 (the "Amendment") to the Form U-1 Application-Declaration (in File No. 70-5741) under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Southwestern Electric Power Company ("SWEPCO"), a Delaware corporation, Public Service Company of Oklahoma ("PSO"), an Oklahoma corporation, and Central Power & Light Company ("CPL" and, collectively with SWEPCO and PSO, the "Companies"), a Texas corporation, each of which is a wholly-owned public utility subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company. The Amendment relates to the Companies' request to permit CPL to participate in a Revised Rail Car Maintenance Facility Agreement with SWEPCO and PSO, under which agreement CPL's unit train rail cars would be serviced at a facility located near Alliance, Nebraska (the "Rail Car Repair Transactions"), as more fully described in the Amendment. We have acted as special counsel for the Companies in connection with the filing of the Amendment.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Companies, certificates of public officials, certificates of officers and representatives of the Companies and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when


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relevant facts were not independently established, relied upon certificates by officers of the Companies and other appropriate persons and statements contained in the Amendment.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Rail Car Repair Transactions are consummated in accordance with the Amendment, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Rail Car Repair Transactions as described in the Amendment will have been complied with.

                  2. The consummation of the proposed Rail Car Repair Transactions as described in the Amendment will not violate the legal rights of the lawful holders of any securities issued by the Companies or any associate company of the Companies.

                  The opinions expressed above in respect of the proposed Rail Car Repair Transactions as described in the Amendment are subject to the following assumptions or conditions:

                  a. The Rail Car Repair Transactions shall have been duly authorized and approved to the extent required by state law by the Boards of Directors of the Companies.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Amendment to become effective with respect to the Rail Car Repair Transactions described therein.

                  c. The Rail Car Repair Transactions shall be accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the commencement thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Amendment.

                                         Very truly yours,

                                         MILBANK, TWEED, HADLEY & McCLOY
JMH/GWG


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